UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2025
Federal National Mortgage Association
(Exact name of registrant as specified in its charter)
 Fannie Mae

Federally chartered corporation	0-50231	52-0883107	1100 15th Street, NW			800	232-6643
			Washington,	DC	20005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)	(Address of principal executive offices, including zip code)			(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of New Director
On October 6, 2025, Brandon Hamara was appointed to the Board of Directors of Fannie Mae, effective as of October 7, 2025. The appointment of Mr. Hamara is until the earlier of: (1) the next annual election of Board members; or (2) the date on which he resigns or is removed by U.S. Federal Housing FHFA (the Federal Housing Finance Agency), as conservator, while Fannie Mae is in conservatorship.
As of the date of this filing, the Board committees on which Mr. Hamara will serve have not been determined. We will provide in an amendment to this Form 8-K any required information about Mr. Hamara’s committee assignments when they have been determined.
Employee Role and Compensation
Mr. Hamara was also appointed to serve as Fannie Mae’s Senior Vice President and Head of Operations for Single-Family and Multifamily, and is expected to start in this role in November 2025.
Mr. Hamara’s total annual target direct compensation will be $1.9 million, consisting of base salary of $525,000, fixed deferred salary of $805,000 and at-risk deferred salary of $570,000. To compensate him for compensation he will forfeit upon leaving his employer, Mr. Hamara was also awarded a sign-on award of $270,000, which will be paid in a first installment of $180,000 as soon as practicable after his start date and a second installment of $90,000 as soon as practicable after the first anniversary of his start date as an employee, provided he remains employed by Fannie Mae. If within one year after Mr. Hamara receives any installment of the sign-on award: (a) he resigns; (b) his employment with Fannie Mae is terminated involuntarily due to his misconduct; or (c) he fails to successfully pass a pre-employment background investigation, he will be required to repay the installment and will forfeit any unpaid portion of his sign-on award. Mr. Hamara has also been offered benefits under Fannie Mae’s standard executive relocation plan. Mr. Hamara will also be eligible to receive employee benefits, including those described in “Elements of 2024 Executive Compensation” in the “Executive Compensation—Compensation Discussion and Analysis” section of Fannie Mae’s annual report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on February 14, 2025. Mr. Hamara will not receive any additional compensation for his service as a director.
As of the date of this filing, other than Mr. Hamara’s employee compensation described above, we have not yet determined whether there are any other transactions or relationships involving Mr. Hamara that are required to be disclosed by Item 404(a) of Regulation S-K. We will provide in an amendment to this Form 8-K any additional required information about transactions or relationships when they have been determined.
Indemnification Agreement
Fannie Mae expects to enter into an indemnification agreement with Mr. Hamara in the form filed as Exhibit 10.3 to Fannie Mae’s annual report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 14, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By	/s/ Thomas L. Klein
Thomas L. Klein
Enterprise Deputy General Counsel—Vice President
Date: October 8, 2025
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